Filed pursuant to Rule 433

Registration Statement No. 333-273187

February 7, 2024

Rogers Communications Inc.

5.000% Senior Notes due 2029

5.300% Senior Notes due 2034

Dated February 7, 2024

The following information supplements (or supersedes, to the extent that it is inconsistent therewith) the Preliminary Prospectus Supplement dated February 7, 2024 relating to the below described securities (the “Preliminary Prospectus Supplement”). Capitalized terms used but not defined in this pricing term sheet shall have the meaning ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Rogers Communications Inc.

Guarantor:	Rogers Communications Canada Inc.

Trade Date:	February 7, 2024

Settlement Date:	February 9, 2024 (T+2)

Aggregate Principal Amount:	2029 Notes: US$1,250,000,000 2034 Notes: US$1,250,000,000

Expected Ratings*:

2029 Notes:

Moody’s Investors Service Inc.: Baa3/Stable

S&P Global Ratings: BBB-/Negative

Fitch Ratings Ltd.: BBB-/Stable

DBRS: BBBL

2034 Notes:

Moody’s Investors Service Inc.: Baa3/Stable

S&P Global Ratings: BBB-/Negative

Fitch Ratings Ltd.: BBB-/Stable

DBRS: BBBL

Maturity Date:	2029 Notes: February 15, 2029 2034 Notes: February 15, 2034

Coupon:	2029 Notes: 5.000% 2034 Notes: 5.300%

Public Offering Price:	2029 Notes: 99.714%, plus accrued interest, if any, from February 9, 2024 2034 Notes: 99.119%, plus accrued interest, if any, from February 9, 2024

Yield to Maturity:	2029 Notes: 5.065% 2034 Notes: 5.415%

Spread to Benchmark Treasury:	2029 Notes: + 100 basis points 2034 Notes: + 130 basis points

Benchmark Treasury:	2029 Notes: 4.000% due January 31, 2029 2034 Notes: 4.500% due November 15, 2033

Benchmark Treasury Price and Yield:	2029 Notes: 99-223/4 / 4.065% 2034 Notes: 103-02 / 4.115%

Interest Payment Dates:	2029 Notes: February 15 and August 15, commencing August 15, 2024 2034 Notes: February 15 and August 15, commencing August 15, 2024

Record Dates:	2029 Notes: February 1 and August 1 of each year, beginning on August 1, 2024 2034 Notes: February 1 and August 1 of each year, beginning on August 1, 2024

Optional Redemption:	The Company has the option to redeem some or all of the Notes of each series prior to their stated maturity date at any time and from time to time. See “Description of Notes — Optional Redemption” in the Preliminary Prospectus Supplement.

Redemption Provisions:

Make-whole Call:

2029 Notes: Callable prior to January 15, 2029 at the greater of par or (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes to be redeemed are scheduled to mature on the Par Call Date applicable to such 2029 Notes) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points less (b) accrued and unpaid interest on such 2029 Notes to the date of redemption, plus, in either case, accrued and unpaid interest thereon to the redemption date

2034 Notes: Callable prior to November 15, 2033 at the greater of par or (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes to be redeemed are scheduled to mature on the Par Call Date applicable to such 2034 Notes) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points less (b) accrued and unpaid interest on such 2034 Notes to the date of redemption, plus, in either case, accrued and unpaid interest thereon to the redemption date

Par Call:

2029 Notes: Callable on or after January 15, 2029 at 100% of the principal amount of the 2029 Notes, plus accrued and unpaid interest thereon to the redemption date

2034 Notes: Callable on or after November 15, 2033 at 100% of the principal amount of the 2034 Notes, plus accrued and unpaid interest thereon to the redemption date

CUSIP / ISIN:	2029 Notes: 775109 DE8 / US775109DE81 2034 Notes: 775109 DF5 / US775109DF56

Denomination:	The Notes will be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 above that amount.

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. BMO Capital Markets Corp. CIBC World Markets Corp. National Bank of Canada Financial Inc. RBC Capital Markets, LLC TD Securities (USA) LLC

*   *    *

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Mizuho Securities USA LLC toll-free at 1-866-271-7403, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930, or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856.